Exhibit 99.1

Company contacts:

Bob Blair

Western Digital Investor Relations

949.672.7834

robert.blair@wdc.com

Steve Shattuck

Western Digital Public Relations

949.672.7817

steve.shattuck@wdc.com

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL ANNOUNCES FINANCIAL RESULTS FOR

FOURTH QUARTER AND FISCAL YEAR 2014

IRVINE, Calif. — Jul. 30, 2014 — Western Digital® Corp. (NASDAQ: WDC) today reported financial results for the fourth quarter and fiscal year ended June 27, 2014. For the fourth quarter, the company reported revenue of $3.7 billion and net income of $317 million, or $1.32 per share. On a non-GAAP basis, net income was $445 million or $1.85 per share.1 In the year-ago quarter, the company reported revenue of $3.7 billion, a net loss of $265 million, or $1.12 per share. Non-GAAP net income in the year-ago quarter was $477 million, or $1.96 per share.2

The company generated $713 million in cash from operations during the June quarter, ending with total cash and cash equivalents of $4.8 billion. During the June quarter, the company utilized $272 million to repurchase 3.2 million shares of common stock. On May 14, the company declared a $0.40 per common-share dividend, which was paid on July 15.

For the fiscal year, the company achieved revenue of $15.1 billion and net income of $1.6 billion, or $6.68 per share, compared to fiscal year 2013 revenue of $15.4 billion and net income of $980 million, or $3.98 per share. On a non-GAAP basis, fiscal 2014 net income was $2.0 billion, or $8.10 per share, compared to fiscal 2013 net income of $2.1 billion or $8.53 per share.3 The company generated $2.8 billion in cash from operations during the fiscal year and it utilized $1.1 billion for dividends and share repurchases.

Western Digital Announces Financial Results For Fourth Quarter and Fiscal Year 2014

“We achieved strong financial results in the June quarter, with better-than-anticipated revenue, healthy gross margin performance and continued strong cash flow generation,” said Steve Milligan, president and chief executive officer. “We did so by addressing continued robust demand in gaming and stronger-than-expected demand in notebook PCs, demonstrating our flexibility and capability in high-volume businesses. We also saw strength in our performance enterprise business.

“Longer term, we remain excited about Western Digital’s strong strategic position at the center of the storage ecosystem, which continues to expand, evolve and transform. The creation of digital data continues unabated and the strategic value of that content is increasing. With our deep insight and experience, we will continue to play a vital role in unlocking the value of data with innovative and industry-leading storage devices and solutions.”

The investment community conference call to discuss these results will be broadcast live over the Internet today at 2 p.m. Pacific/5 p.m. Eastern. The live and archived conference call webcast can be accessed online at investor.wdc.com. The telephone replay number is 1-800-324-4587 in the U.S. or +1-402-220-3854 for international callers.

About Western Digital

Western Digital Corp. (NASDAQ: WDC), Irvine, Calif., is a global provider of products and services that empower people to create, manage, experience and preserve digital content. Its subsidiaries design and manufacture storage devices, networking equipment and home entertainment products under the WD®, HGST and G-Technology brands. Visit the Investor section of the company’s website (www.westerndigital.com) to access a variety of financial and investor information.

Western Digital Announces Financial Results For Fourth Quarter and Fiscal Year 2014

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning our position in the storage ecosystem, the growth of digital data and our role in the creation of additional data. These forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including the impact of continued uncertainty and volatility in global economic conditions; supply and demand conditions in the hard drive industry; uncertainties concerning the availability and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; uncertainties related to the development and introduction of products based on new technologies and expansion into new data storage markets; business conditions and growth in the various hard drive markets; pricing trends and fluctuations in average selling prices; and other risks and uncertainties listed in the company’s filings with the Securities and Exchange Commission (the “SEC”), including the company’s recent Form 10-Q filed with the SEC on May 5, 2014, to which your attention is directed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speaks only as of the date hereof, and the company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

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Western Digital, WD and the WD logo are registered trademarks in the U.S. and other countries. HGST trademarks are intended and authorized for use only in countries and jurisdictions in which HGST has obtained the rights to use, market and advertise the brand. Other marks may be mentioned herein that belong to other companies.

[1]	Non-GAAP net income for the fourth quarter fiscal 2014 consists of GAAP net income of $317 million plus $47 million of amortization of intangibles related to the acquisitions of HGST, sTec, VeloBit and Virident, $13 million of charges related to litigation and $68 million of employee termination, asset impairment and other charges. Non-GAAP earnings per share of $1.85 for the fourth quarter is calculated by using the same 241 million diluted shares as is used for GAAP earnings per share. The tax effect of the aforementioned items was not material.
[2]	Non-GAAP net income for the fourth quarter fiscal 2013 consists of GAAP net loss of $265 million plus $681 million for charges related to an arbitration award, $46 million for amortization of intangibles related to the acquisition of HGST and $15 million for employee termination benefits and other unrelated charges. Non-GAAP earnings per share of $1.96 for the fourth quarter is calculated using 243 million diluted shares. The tax effect of the aforementioned items was not material.
[3]	Non-GAAP net income for fiscal 2014 consists of GAAP net income of $1.6 billion plus $195 million of amortization of intangibles related to the acquisitions of HGST, sTec, VeloBit and Virident, $64 million of charges related to litigation, $133 million of employee termination, asset impairment and other charges, $13 million of acquisition charges and $4 million of expense due to the write-off of debt issuance costs offset by a $65 million gain on an insurance recovery. Non-GAAP earnings per share of $8.10 for fiscal 2014 is calculated by using the same 242 million diluted shares as is used for GAAP earnings per share. Non-GAAP net income for fiscal 2013 consists of GAAP net income of $980 million plus $681 million for charges related to an arbitration award, $193 million for amortization of intangibles related to the acquisition of HGST, $138 million for employee termination benefits and other charges and a net $106 million for tax-related matters and other unrelated charges. Non-GAAP earnings per share of $8.53 for fiscal 2013 is calculated by using the same 246 million diluted shares as is used for GAAP earnings per share. The tax effect of the aforementioned items was not material.

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions; unaudited)

	June 27,	June 28,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$4,804	$4,309
Short-term investments	284	—
Accounts receivable, net	1,989	1,793
Inventories	1,226	1,188
Other current assets	417	308

Total current assets	8,720	7,598
Property, plant and equipment, net	3,293	3,700
Goodwill	2,559	1,954
Other intangible assets, net	454	605
Other non-current assets	473	179

Total assets	$15,499	$14,036

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,971	$1,990
Accrued arbitration award	758	706
Accrued expenses	412	480
Accrued compensation	460	453
Accrued warranty	119	114
Current portion of long-term debt	125	230

Total current liabilities	3,845	3,973
Long-term debt	2,313	1,725
Other liabilities	499	445

Total liabilities	6,657	6,143
Total shareholders’ equity	8,842	7,893

Total liabilities and shareholders’ equity	$15,499	$14,036

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(in millions, except per share amounts; unaudited)

	Three Months Ended		Years Ended
	June 27,	June 28,	June 27,	June 28,
	2014	2013	2014	2013
Revenue, net	$3,651	$3,728	$15,130	$15,351
Cost of revenue	2,622	2,678	10,770	10,988

Gross profit	1,029	1,050	4,360	4,363

Operating expenses:
Research and development	426	402	1,661	1,572
Selling, general and administrative	202	180	761	706
Charges related to arbitration award	13	681	52	681
Employee termination, asset impairment and other charges	36	8	95	138

Total operating expenses	677	1,271	2,569	3,097

Operating income (loss)	352	(221)	1,791	1,266
Net interest and other	(5)	(9)	(39)	(44)

Income before (loss) income taxes	347	(230)	1,752	1,222
Income tax provision	30	35	135	242

Net income (loss)	$317	$(265)	$1,617	$980

Income (loss) per common share:
Basic	$1.35	$(1.12)	$6.88	$4.07

Diluted	$1.32	$(1.12)	$6.68	$3.98

Weighted average shares outstanding:
Basic	234	236	235	241

Diluted	241	236	242	246

WESTERN DIGITAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions; unaudited)

	Three Months Ended		Years Ended
	June 27,	June 28,	June 27,	June 28,
	2014	2013	2014	2013
Cash flows from operating activities
Net income (loss)	$317	$(265)	$1,617	$980
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	308	302	1,244	1,233
Stock-based compensation	31	30	156	137
Deferred income taxes	53	(24)	(13)	35
Gain from insurance recovery	—	—	(65)	—
Loss on disposal of assets	7	—	40	—
Non-cash portion of employee termination, asset impairment and other charges	36	3	62	19
Other non-cash operating activities, net	5	—	9	—
Changes in operating assets and liabilities, net	(44)	638	(234)	715

Net cash provided by operating activities	713	684	2,816	3,119

Cash flows from investing activities
Purchases of property, plant and equipment	(161)	(136)	(628)	(952)
Acquisitions, net of cash acquired	—	—	(823)	(1)
Purchases of investments	(91)	—	(561)	(17)
Proceeds from sales of investments	72	—	72	—
Other investing activities, net	—	—	4	—

Net cash used in investing activities	(180)	(136)	(1,936)	(970)

Cash flows from financing activities
Employee stock plans, net	75	53	215	205
Repurchases of common stock	(272)	(235)	(816)	(842)
Dividends to shareholders	(70)	(60)	(259)	(181)
Proceeds from debt, net of issuance costs	—	—	2,992	—
Repayment of debt	(31)	(57)	(2,517)	(230)

Net cash used in financing activities	(298)	(299)	(385)	(1,048)

Net increase in cash and cash equivalents	235	249	495	1,101
Cash and cash equivalents, beginning of period	4,569	4,060	4,309	3,208

Cash and cash equivalents, end of period	$4,804	$4,309	$4,804	$4,309